Filed Pursuant to Rule 424(b)(5)
                                                 Registration Nos. 333-105815
                                                                   333-105815-01
                                                                   333-105815-02
                                                                   333-105815-03
                                                                   333-105815-04

            Prospectus Supplement to Prospectus dated June 25, 2003.

                                  $100,000,000

                                   (GPC LOGO)

               Series S 4.000% Senior Notes due January 15, 2011
                             ----------------------
     Georgia Power Company will pay interest on the Series S Senior Notes on January 15 and July 15 of each year, beginning July 15, 2004.

     Georgia Power Company may not redeem the Series S Senior Notes prior to maturity.

     The Series S Senior Notes will be unsecured and will rank equally with all of Georgia Power Company's other unsecured indebtedness and will be effectively subordinated to all secured debt of Georgia Power Company.

     See "Risk Factors" on page S-2 to read about certain factors you should consider before buying the securities.
                             ----------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                           Per Senior Note         Total
                                                           ---------------         -----
Initial public offering price............................      99.023%          $99,023,000
Underwriting discount....................................       0.625%          $   625,000
Proceeds, before expenses, to Georgia Power Company......      98.398%          $98,398,000

     The initial public offering price set forth above does not include accrued interest, if any. Interest on the Series S Senior Notes will accrue from the date of original issuance of the Series S Senior Notes, which is expected to be January 23, 2004.
                             ----------------------

     The underwriters expect to deliver the Series S Senior Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on January 23, 2004.

                              GOLDMAN, SACHS & CO.

ABN AMRO INCORPORATED
                             BANC ONE CAPITAL MARKETS, INC.
                                                    JACKSON SECURITIES
                             ----------------------
                 Prospectus Supplement dated January 12, 2004.

                                  RISK FACTORS

     Investing in the Series S Senior Notes involves risk. Please see the risk factors in Georgia Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Georgia Power Company or that Georgia Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series S Senior Notes.

                                  THE COMPANY

     Georgia Power Company (the "Company") is a corporation organized under the laws of the State of Georgia on June 26, 1930. The Company has its principal office at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, telephone (404) 506-6526. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

     The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 57,200 square mile service area comprising most of the State of Georgia.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial data for the years ended December 31, 1998 through December 31, 2002 has been derived from the Company's audited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the nine months ended September 30, 2003 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                    NINE
                                                                                   MONTHS
                                            YEAR ENDED DECEMBER 31,                 ENDED
                                   ------------------------------------------   SEPTEMBER 30,
                                    1998     1999     2000     2001     2002       2003(1)
                                   ------   ------   ------   ------   ------   -------------
                                                   (MILLIONS, EXCEPT RATIOS)
Operating Revenues...............  $4,738   $4,457   $4,871   $4,966   $4,822      $3,803
Earnings Before Income Taxes.....     975      895      921      974      976         876
Net Income After Dividends on
  Preferred Stock................     570      541      559      610      618         557
Ratio of Earnings to Fixed
  Charges(2).....................    4.49     4.26     4.14     4.79     5.07        5.70

                                                                       CAPITALIZATION
                                                                  AS OF SEPTEMBER 30, 2003
                                                               -------------------------------
                                                                ACTUAL       AS ADJUSTED(3)
                                                               --------    -------------------
                                                               (MILLIONS, EXCEPT PERCENTAGES)
Common Stock Equity.........................................    $4,572      $4,611       49.4%
Cumulative Preferred Stock..................................        15          15        0.2
Shares Subject to Mandatory Redemption(4)...................       940         940       10.1
Senior Notes................................................     2,000       2,000       21.4
Other Long-Term Debt........................................     1,763       1,763       18.9
                                                                ------      ------      -----
     Total, excluding amounts due within one year of $73
       million..............................................    $9,290      $9,329      100.0%
                                                                ======      ======      =====

---------------

(1) Due to seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2003 do not necessarily indicate operating results for the entire year.
(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Distributions on shares subject to mandatory redemption" and the debt portion of allowance for funds used during construction, and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Distribution on shares subject to mandatory redemption" and the debt portion of allowance for funds used during construction.
(3) Reflects (i) contributions to capital from Southern in October 2003 in the amount of $6,000,000 and in December 2003 in the amount of $33,000,000; (ii) the issuance in October 2003 of $200,000,000 aggregate principal amount of Series R 6% Senior Notes due October 15, 2033; (iii) the redemption in November 2003 of $200,000,000 aggregate principal amount of Series B 6.60% Senior Notes due December 31, 2038; (iv) the proposed issuance in January 2004 of $100,000,000 aggregate principal amount of Series T Senior Public Income Notes due January 15, 2044; (v) the proposed issuance in January 2004 by Georgia Power Capital Trust VII of $200,000,000 aggregate liquidation amount of its Trust Preferred Securities for the benefit of the Company;
    (vi) the proposed redemption in February 2004 by Georgia Power Capital Trust IV of $200,000,000 aggregate liquidation amount of its 6.85% Trust Preferred Securities for the benefit of the Company; (vii) the proposed redemption in March 2004 of $100,000,000 aggregate principal amount of Series H 6.70% Senior Insured Quarterly Notes due March 1, 2011; (viii) the proposed redemption in March 2004 of $100,000,000 aggregate principal amount of Series D 6 5/8% Senior Notes due March 31, 2039; and (ix) the issuance of the Series S Senior Notes offered hereby.
(4) Substantially all of the assets of the respective Trusts are Junior Subordinated Notes of the Company, and upon redemption of such debt, the related Preferred Securities will be mandatorily redeemable.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series S Senior Notes will be used by the Company to redeem in March 2004 all of its Series H 6.70% Senior Insured Quarterly Notes due March 1, 2011 currently outstanding in the aggregate principal amount of $100,000,000 at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest. Such redemption will be subject to the issuance of the Series S Senior Notes.

                    DESCRIPTION OF THE SERIES S SENIOR NOTES

     Set forth below is a description of the specific terms of the Series S 4.000% Senior Notes due January 15, 2011 (the "Series S Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 1998, as supplemented (the "Senior Note Indenture"), between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the "Senior
Note Indenture Trustee").

GENERAL

     The Series S Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series S Senior Notes will initially be issued in the aggregate principal amount of $100,000,000. The Company may, at any time and without the consent of the holders of the Series S Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series S Senior Notes. Any additional notes having such similar terms, together with the Series S Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series S Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on January 15, 2011. The Series S Senior Notes are not subject to any sinking fund provision. The Series S Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series S Senior Note shall bear interest at the rate of 4.000% per annum (the "Securities Rate") from the date of original issuance, payable semiannually in arrears on January 15 and July 15 of each year (each, an "Interest Payment Date") to the person in whose name such Series S Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day). The initial Interest Payment Date is July 15, 2004. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series S Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday,
(ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

RANKING

     The Series S Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other existing and future unsecured and unsubordinated obligations of the Company. The Series S Senior Notes will be subordinated to all existing and future secured debt of the Company to the extent of the collateral securing such debt. Approximately $80,000,000 principal amount of secured debt was outstanding at September 30, 2003. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

REDEMPTION

     The Series S Senior Notes will not be redeemable at the option of the Company prior to maturity.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depository for the Series S Senior Notes. The Series S Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series S Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series S Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

     Purchases of Series S Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series S Senior Notes on DTC's records. The ownership interest of each actual purchaser of each Series S Senior Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series S Senior Notes. Transfers of ownership interests in the Series S Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series S Senior Notes, except in the event that use of the book-entry system for the Series S Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series S Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series S Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series S Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series S Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Although voting with respect to the Series S Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Series S Senior Notes unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series S Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series S Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detailed information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series S Senior Note will not be entitled to receive physical delivery of Series S Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series S Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series S Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series S Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series S Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series S Senior Notes. In that event, certificates for the Series S Senior Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     The Company and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the Series S Senior Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Series S Senior Notes indicated in the following table.

                                                                     Principal
                                                                     Amount of
                                                                  Series S Senior
                            Underwriters                               Notes
                            ------------                          ---------------
    Goldman, Sachs & Co. .......................................   $ 70,000,000
    ABN AMRO Incorporated.......................................     10,000,000
    Banc One Capital Markets, Inc. .............................     10,000,000
    Jackson Securities, LLC.....................................     10,000,000
                                                                   ------------
         Total..................................................   $100,000,000
                                                                   ============

     The Underwriters are committed to take and pay for all of the Series S Senior Notes being offered, if any are taken.

     Series S Senior Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Series S Senior Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.375% of the principal amount of Series S Senior Notes. Any such securities dealers may resell any Series S Senior Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of Series S Senior Notes. If all the Series S Senior Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

     The Series S Senior Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Series S Senior Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series S Senior Notes.

     In connection with the offering of the Series S Senior Notes, the Underwriters may purchase and sell Series S Senior Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Series S Senior Notes than they are required to purchase in the offering of the Series S Senior Notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series S Senior Notes while the offering of the Series S Senior Notes is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Series S Senior Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Series S Senior Notes. As a result, the price of the Series S Senior Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Each Underwriter has represented, warranted and agreed that: (i) it has not offered or sold and prior to the expiry of a period of six months from the closing date, will not offer or sell any Series S Senior Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Series S Senior Notes in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series S Senior Notes in, from or otherwise involving the United Kingdom.

     The Company estimates that its expenses related to the offering of the Series S Senior Notes, excluding underwriting discounts and commissions, will be approximately $240,000.

     It is expected that delivery of the Series S Senior Notes will be made, against payment for the Series S Senior Notes, on or about January 23, 2004, which will be the eighth Business Day following the date of pricing of the Series S Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three Business Days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series S Senior Notes who wish to trade the Series S Senior Notes on the date of this Prospectus Supplement or the next four succeeding Business Days will be required, because the Series S Senior Notes initially will settle within eight Business Days (T+8), to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Series S Senior Notes who wish to trade on the date of this Prospectus Supplement or the next four succeeding Business Days should consult their own legal advisors.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters and their affiliates engage in transactions with and perform services for the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company or its affiliates.

------------------------------------------------------------
------------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Series S Senior Notes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                            Page
                                            ----
Risk Factors..............................   S-2
The Company...............................   S-2
Selected Financial Information............   S-2
Use of Proceeds...........................   S-3
Description of the Series S Senior
  Notes...................................   S-3
Underwriting..............................   S-7

                   Prospectus

About this Prospectus.....................     2
Risk Factors..............................     2
Available Information.....................     2
Incorporation of Certain Documents by
  Reference...............................     3
Georgia Power Company.....................     3
Selected Information......................     4
The Trusts................................     4
Accounting Treatment of the Trusts........     5
Use of Proceeds...........................     5
Description of the Senior Notes...........     5
Description of the Junior Subordinated
  Notes...................................     9
Description of the Preferred Securities...    14
Description of the Guarantees.............    15
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Notes and the Guarantees................    17
Plan of Distribution......................    19
Legal Matters.............................    19
Experts...................................    19

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                  $100,000,000
                             GEORGIA POWER COMPANY
                             Series S 4.000% Senior
                           Notes due January 15, 2011
                             ----------------------

                                   (GPC LOGO)
                             ----------------------
                              GOLDMAN, SACHS & CO.
                             ABN AMRO INCORPORATED
                         BANC ONE CAPITAL MARKETS, INC.
                               JACKSON SECURITIES
------------------------------------------------------------
------------------------------------------------------------